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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): February 4, 2000


                          Concord Communications, Inc.
               (Exact Name of Registrant as Specified in Charter)



       Massachusetts                    0-23067                  04-2710876
(State or Other Jurisdiction          (Commission              (IRS Employer
      of Incorporation)               File Number)           Identification No.)


600 Nickerson Road, Marlboro, Massachusetts                              01752
(Address of Principal Executive Offices)                              (Zip Code)



       Registrant's telephone number, including area code: (508) 460-4646

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On February 4, 2000, Concord Communications, Inc. ("Concord") completed its acquisition of all of the capital stock of FirstSense Software, Inc., a Delaware corporation ("FirstSense"), by means of a merger (the "Merger") of F Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Concord ("Merger Sub"), with and into FirstSense, pursuant to the Agreement and Plan of Reorganization dated as of January 20, 2000 (the "Merger Agreement") by and among Concord, Merger Sub, and FirstSense. As a result of the Merger, FirstSense became a wholly owned subsidiary of Concord and will continue to operate as a wholly-owned subsidiary of Concord. The Merger was effected by the filing of a Certificate of Merger with the Secretary of State of Delaware on February 4, 2000. FirstSense Software is a provider of applications performance and service-level management software designed for distributed applications, including packaged, custom and e-business applications.

         Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, each outstanding share of common stock of FirstSense was converted into the right to receive approximately 0.15 shares (the "Applicable Fraction") of Concord common stock (subject to payment of cash in lieu of any fractional shares). Each holder of FirstSense common stock who is otherwise entitled to a fraction of a share of Concord common stock will receive cash in lieu thereof, equal to such fraction multiplied by $40.0876. As a result of the Merger, upon the closing of the transaction on February 4, 2000, Concord issued an aggregate of 1,673,990 shares of Concord common stock (the "Shares") and $573.33 in cash in lieu of fractional shares of Concord common stock in exchange for all of the outstanding shares of capital stock of FirstSense. In accordance with the terms of the Merger Agreement and an Escrow Agreement dated February 4, 2000 by and among Concord, State Street Bank and Trust Company (as Escrow Agent) and Timothy Barrows (as Securityholder Agent) (the "Escrow Agreement"), 167,418 of the Shares have been placed in an escrow account for a one-year period to secure certain indemnification obligations of FirstSense under the Merger Agreement. The Shares were issued in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended.

         Also, pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, Concord assumed FirstSense's obligations under the Mission Systems, Incorporated 1996 Equity Incentive Stock Plan, and the FirstSense Software, Inc. 1997 Stock Incentive Plan, and all stock options granted pursuant to such plans, whether vested or unvested, outstanding as of the effective time of the Merger. The number of shares of Concord common stock to be issued upon exercise of any such stock option is determined by multiplying the number of shares of FirstSense common stock underlying such option by the Applicable Fraction (rounded down to the nearest whole share). The exercise price to be paid upon any such exercise is determined by dividing the exercise price per share of FirstSense common stock for such option by the Applicable Fraction (rounded up to the nearest whole cent). Concord has reserved an additional 265,995 shares of Concord common stock for issuance upon exercise all such outstanding options.

         The purchase price and terms for the transaction were determined in arms-length negotiations. The acquisition of FirstSense is intended to qualify a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Concord will account for the transaction under the pooling of interests method of accounting.

         The terms of the Merger are more fully described in the Merger Agreement and the Registration Rights Agreement, each filed herewith.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements of Business Acquired.

         Pursuant to Instruction (a)(4) of Item 7 of Form 8-K, financial statements of FirstSense Software, Inc. will be filed not later than 60 days after February 19, 2000, the date that this initial report on Form 8-K must be filed.

(b)      Pro Forma Financial Information.

         Pursuant to Instruction (b)(2) of Item 7 of Form 8-K, pro forma financial information relating to FirstSense Software, Inc. will be filed not later 60 days after February 19, 2000, the date that this initial report on Form 8-K must be filed.

(c)      Exhibits.


         2.1 Agreement and Plan of Reorganization dated as of January 20, 2000 by and among Concord Communications, Inc., F Acquisition Corp., and FirstSense Software, Inc.

         99.1 Registration Rights Agreement dated as of February 4, 2000 by and among Concord Communications, Inc. and Timothy Barrows, as Securityholder Agent

         99.2     Press Release dated February 7, 2000



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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CONCORD COMMUNICATIONS, INC.



Dated:  February 7, 2000
                                         By:  /s/ Gary E. Haroian
                                              --------------------------------
                                              Gary E. Haroian
                                              Vice President of Finance
                                              and Chief Financial Officer

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                                  EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION

         2.1 Agreement and Plan of Reorganization dated as of January 20, 2000 by and among Concord Communications, Inc., F Acquisition Corp., and FirstSense Software, Inc.

         99.1 Registration Rights Agreement dated as of February 4, 2000 by and among Concord Communications, Inc. and Timothy Barrows, as Securityholder Agent

         99.2     Press Release dated February 7, 2000